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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                  Under the Securities and Exchange Act of 1934

                                Amendment No. ___



                            USCS International, Inc.
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                                (Name of Issuer)



                          Common Stock, $.05 par value
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                         (Title of Class of Securities)



                                    90330X109
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                                 (CUSIP Number)

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1.   Names of Reporting Person
     S.S. or  I.R.S. Identification No. of  Above Person

     Westar Capital
     -------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                         (a) _____
                                         (b) _____
     -------------------------------------------------------------
3.   SEC Use Only

     -------------------------------------------------------------
4.   Citizenship or place of Organization

          California
        --------------------------

Number of           5.  Sole Voting Power
Shares
Beneficially             8,718,276
Owned By            ----------------------
Each                6.  Shared Voting Power
Reporting
Person With                   0
                    ----------------------
                    7.  Sole Dispositive Power

                         8,718,276
                    ----------------------
                    8.  Shared Dispositive Power

                         0
                    -----------------------

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9.   Aggregate Amount Beneficially Owned by Each Reporting Person

        8,718,276
     -------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares


     -------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     37.8
     -------------------------------------------------------------
12.  Type of Reporting Person

     PN
     -------------------------------------------------------------

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Item 1(a).     Name of Issuer:

               USCS International, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               2969 Prospect Park Drive
               Rancho Cordova, CA  95670

Item 2(a).     Name of Person Filing:

               Westar Capital

Item 2(b).     Address of Principal Business Office, or, if None, Residence:

               Attn:  Charles Martin
               950 S. Coast Drive, Suite 165
               Costa Mesa, CA  92626

Item 2(c).     Citizenship:

               California

Item 2(d).     Title and Class of Securities:

               Common Stock, $.05 par value

Item 2(e).     CUSIP Number:

               90330X109

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b). check whether the person filing is a:

               (a). [  ]  Broker or dealer registered under Section 15 of the
                          Act

               (b). [  ]  Bank as defined in Section 3(a)(6) of the Act

               (c). [  ]  Insurance Company as defined in Section 3(a)(19) of the Act

               (d). [  ]  Investment Company registered under Section 8 of the
                          Investment Company Act

               (e). [  ]  Investment Adviser registered under Section 203 of the
                          Investment Advisers Act of 1940

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               (f). [  ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F)

               (g). [  ]  Parent Holding Company, in accordance with Rule 13d-
                          1(b)(ii)(G) (Note: See Item 7)

               (h). [  ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

Item 4.        Ownership.

               (a). Amount beneficially owned:

                    See the response(s) to Item 9 on the cover page(s).

               (b). Percent of class:

                    See the response(s) to Item 11 on the cover page(s).

               (c). Number of shares as to which such person has:

                    (i)   Sole power to vote or to direct the vote:

                          See the response(s) to Item 5 on the attached cover page(s).

                    (ii)  Shared power to vote or direct the vote:

                          See the response(s) to Item 6 on the attached cover page(s).

                    (iii) Sole power to dispose or to direct the disposition of:

                          See the response(s) to Item 7 on the attached cover page(s).

                    (iv) Shared power to dispose or to direct the disposition of:

                          See the response(s) to Item 8 on the attached cover page(s).

Item 5.        Ownership of Five Percent or Less of a Class.

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the

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                    following [   ].

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

                    Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                    Not Applicable

Item 8.        Identification and Classification of Members of the Group.

                    Not Applicable

Item 9.        Notice of Dissolution of Group.

                    Not Applicable

Item 10.       Certification.

                    Not Applicable

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                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 12, 1997


                                             WESTAR CAPITAL, L.P.
                                             By Westar Capital Associates

                                              /s/ Charles D. Martin
                                             --------------------
                                        Name: Charles D. Martin
                                             Title: General Partner